n e w s  r e l e a s e

FOR MORE INFORMATION, CONTACT:
Amy Smith
Investor Relations
Humana Inc.
502-580-2811
amysmith@humana.com

or

Mark Mathis
Corporate Communications
Humana Inc.
312-441-5010
mmathis@humana.com
Humana Elects Raquel C. Bono, M.D. to Board of Directors

LOUISVILLE, Ky. — Sept. 8, 2020 — Humana Inc. (NYSE: HUM) announced today that Raquel C. Bono, M.D. has been elected as a member of the company’s board of directors.

A board-certified trauma surgeon and retired Vice Admiral, U.S. Navy Medical Corps, Dr. Bono served as the Chief Executive Officer and Director for the Defense Health Agency (DHA), the joint, integrated combat support agency that enables all branches of the U.S. military medical services to provide health care to combatant commands. That post capped a military career during which Dr. Bono became known in the halls of the Pentagon, Congress and Executive Branch as a highly accomplished leader with high integrity.

During her tenure with the DHA, Dr. Bono integrated an unprecedented $50 billion worldwide health care enterprise for the Army, Navy, Air Force and Marine Corps, comprised of 50 hospitals and 300 clinics that provide care to more than nine million military personnel. She oversaw the Department of Defense deployment of electronic health records and facilitated the collaboration between the largest federated health systems of the Department of Defense and Department of Veterans Affairs (VA). Dr. Bono began her career with active duty deployment in Operations Desert Shield and Desert Storm and served in various roles with the Navy and TRICARE prior to joining DHA, including serving as Chief Executive Officer of a large military hospital.

“Dr. Bono’s decorated military service and distinguished and successful career in trauma surgery and health care administration will bring an important perspective to Humana’s Board and further contribute to its strategic composition,” said Humana Chairman of the Board Kurt J. Hilzinger. “Her extensive operational expertise and discipline in managing and advancing health care delivery systems will be vital as the company continues to evolve its clinical and care delivery strategies.”

An American College of Surgeons (ACS) Fellow since 1991, Dr. Bono served on the ACS Board of Governors and the Governors Health Policy and Advocacy Workgroup. She has been honored with the Defense Distinguished Service Medal, three Defense Superior Service Medals, four Legion of Merit Medals, two Meritorious Service Medals, and two Navy and Marine Corps Commendation medals. Since her retirement from DHA in October 2019, Dr. Bono has acted as Principal at RCB Consulting and served as Washington state director for COVID-19 Health System Response Management.

Her election brings the number of Humana directors to 12.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•	Annual reports to stockholders
•	Securities and Exchange Commission filings
•	Most recent investor conference presentations
•	Quarterly earnings news releases and conference calls
•	Calendar of events
•	Corporate Governance information

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